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                                                                      EXHIBIT 12

                         ADVANTA CORP. AND SUBSIDIARIES

 STATEMENTS SETTING FORTH DETAILS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED
                                    CHARGES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                        FOR THE THREE
                                         MONTHS ENDED
                                          MARCH 31,                  FOR THE YEARS ENDED DECEMBER 31,
                                      ------------------   ----------------------------------------------------
                                        1996      1995       1995       1994       1993       1992       1991
                                      --------   -------   --------   --------   --------   --------   --------
Net earnings........................  $ 41,030   $30,784   $136,677   $106,063   $ 77,920   $ 48,037   $ 25,165
Federal and state income taxes......    21,133    17,670     75,226     59,144     45,335     29,063     14,154
                                      --------   -------   --------   --------   --------   --------   --------
Earnings before income taxes........    62,163    48,454    211,903    165,207    123,255     77,100     39,319
                                      --------   -------   --------   --------   --------   --------   --------
Fixed charges:
  Interest..........................    55,935    38,110    166,032     94,758     79,303     93,545    109,139
  One-Third of all rentals..........       461       365      1,641      1,809      1,591      1,252      1,103
                                      --------   -------   --------   --------   --------   --------   --------
                                        56,396    38,475    167,673     96,567     80,894     94,797    110,242
                                      --------   -------   --------   --------   --------   --------   --------
Earnings before income taxes and
  fixed charges.....................  $118,559   $86,929   $379,576   $261,774   $204,149   $171,897   $149,561
                                      --------   -------   --------   --------   --------   --------   --------
Ratio of earnings to fixed
  charges(A)........................      2.10x     2.26x      2.26x      2.71x      2.52x      1.81x      1.36x

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(A) For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges, and "fixed charges" consist of interest expense and one-third (the proportion deemed representative of the interest factor) of rental expense on operating leases.